Exhibit 99.5

QUESTIONS AND ANSWERS

LaPorte Bancorp, Inc.

Logo as Applicable

Holding Company for

The LaPorte Savings Bank

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

ABOUT THE REORGANIZATION, STOCK OFFERING AND MERGER

The Board of Trustees of The LaPorte Savings Bank unanimously adopted a Plan of Reorganization and Stock Offering Plan to reorganize into the mutual holding company structure. As a result of the reorganization, LaPorte Bancorp, Inc. will become the federally chartered parent holding company of The LaPorte Savings Bank, and LaPorte Bancorp Inc. will be approximately 55% owned by LaPorte Savings Bank, MHC. In connection with the reorganization, LaPorte Bancorp, Inc. is offering a minority of its common stock in a subscription offering to the public pursuant to a Plan of Reorganization and Stock Offering Plan.

As part of the reorganization, LaPorte Bancorp, Inc. will acquire City Savings Financial Corporation and its wholly owned subsidiary, City Savings Bank which will merge into The LaPorte Savings Bank. City Savings Financial Corporation shareholders may elect to exchange each of their City Savings Financial Corporation shares for either $34.00 in cash, or 3.4 LaPorte Bancorp, Inc. shares. AS a result, LaPorte Bancorp, Inc. will issue 961,967 shares to the shareholders of City Savings Financial Corporation.

This brochure answers some of the most frequently asked questions about the reorganization and stock offering and about your opportunity to invest in the common stock of LaPorte Bancorp, Inc.

Investment in the common stock of LaPorte Bancorp, Inc. involves certain risks. For a discussion of these risks and other factors, including a complete description of the offering, prospective investors are urged to read the accompanying prospectus, especially the discussion under the heading “Risk Factors.”

WHAT IS THE PURPOSE OF THE REORGANIZATION?

The reorganization will provide The LaPorte Savings Bank with an additional source of capital to better serve the needs of the local community. The reorganization will also fund the acquisition of City Savings Financial, support future expansion and enhance earnings through.

WHAT IS THE STRUCTURE OF THE ACQUISITION OF CITY SAVINGS FINANCIAL CORPORATION?

In connection with the reorganization and offering, LaPorte Bancorp, Inc. will acquire City Savings Financial in a merger and City Savings Financial’s wholly owned subsidiary, City Savings Bank, will be merged with and into The LaPorte Savings Bank. In connection with the merger, City Savings Financial’s shareholders will be given the opportunity to exchange each share of City Savings Financial common stock for $34.00 in cash or 3.4 shares of LaPorte Bancorp, Inc. common stock, or a combination thereof, subject to the election and proration procedures set forth in the merger agreement. The merger is contingent upon completion of the reorganization and stock offering.

WHAT EFFECT WILL THE REORGANIZATION AND STOCK OFFERING HAVE ON EXISTING DEPOSIT AND LOAN ACCOUNTS AND CUSTOMER RELATIONSHIPS?

The reorganization and stock offering will have no effect on existing deposit or loan accounts and customer relationships. Deposits will continue to be federally insured by the Federal Deposit Insurance Corporation to the maximum legal limit. Interest rates and existing terms and conditions on deposit accounts will remain the same upon completion of the stock offering. Contractual obligations of borrowers of The LaPorte Savings Bank will not change and there will be no change in the amount, interest rate, maturity, security or any other condition relating to the respective loans of customers.

WILL THE LAPORTE SAVINGS BANK DEPOSITORS BE REQUIRED TO PURCHASE STOCK IN THE OFFERING?

No depositor or other person is required to purchase stock. However, certain depositors will be provided the opportunity to purchase stock consistent with the established priority of subscription rights, should they so desire. The decision to purchase stock will be exclusively that of each person. Whether an individual decides to purchase stock or not will have no impact on his or her standing as a customer of The LaPorte Savings Bank. The stock offering will allow certain depositors of The LaPorte Savings Bank an opportunity to buy common stock and become stockholders of LaPorte Bancorp, Inc.

WHO IS ELIGIBLE TO PURCHASE COMMON SHARES IN THE SUBSCRIPTION OFFERING?

Certain past and present depositors of The LaPorte Savings Bank are eligible to purchase common stock in the subscription offering. Specifically, depositors with $50 or more as of December 31, 2005, June 30, 2007 or all depositors as of             , 2007 are eligible to subscribe.

HOW MANY COMMON SHARES ARE BEING OFFERED AND AT WHAT PRICE?

LaPorte Bancorp, Inc. is offering up to 1,759,500 shares of common stock, subject to an increase of up to 2,023,425 shares, at a price of $10.00 per share through the prospectus.

HOW MANY SHARES MAY I BUY?

The minimum order is 25 shares. The maximum individual purchase is 10,000 shares. No person, together with associates of, or persons acting in concert with that person, may purchase more than 30,000 shares, as further discussed in the prospectus.

WILL THE COMMON STOCK BE INSURED?

No. Like any other common stock, LaPorte Bancorp, Inc.’s common stock will not be insured.

HOW DO I ORDER THE COMMON STOCK?

You must complete the enclosed Stock Order and Certification Form. Instructions for completing your Stock Order and Certification Form are contained in this packet. Your order must be received by 12:00 Noon, Central Time, on September     , 2007.

HOW MAY I PAY FOR MY COMMON STOCK?

First, you may pay for common stock by check or money order. Interest will be paid by The LaPorte Savings Bank on these funds at the passbook savings rate from the day the funds are received until the completion or termination of the stock offering. Second, you may authorize us to withdraw funds from your deposit account or certificate of deposit at The LaPorte Savings Bank for the amount of funds you specify for payment. You will not have access to these funds from the day we receive your order until completion or termination of the stock offering. There is no penalty for withdrawal from a certificate of deposit.

CAN I PURCHASE STOCK USING FUNDS IN MY IRA ACCOUNT AT THE LAPORTE SAVINGS BANK?

Federal regulations do not permit the purchase of common stock in connection with the stock offering from your existing IRA account at The LaPorte Savings Bank. In order to utilize the funds in your IRA account at The LaPorte Savings Bank for the purchase of LaPorte Bancorp, Inc. common stock, you must execute a trustee-to-trustee transfer with a self-directed IRA provider. Please contact your broker or self-directed IRA provider as soon as possible if you want to explore this option.

WILL DIVIDENDS BE PAID ON THE COMMON STOCK?

The Board of Directors of LaPorte Bancorp, Inc. has not yet determined what their dividend policy will be after the offering. The timing, frequency and amount (if any) of any dividends will be determined by the Board in the future.

HOW WILL THE COMMON STOCK BE TRADED?

LaPorte Bancorp, Inc.’s stock is expected to trade on the NASDAQ Capital Market under the ticker symbol “LPSB”.

ARE EXECUTIVE OFFICERS AND DIRECTORS OF THE LAPORTE SAVINGS BANK PLANNING TO PURCHASE STOCK?

Yes! The executive officers and directors of The LaPorte Savings Bank plan to purchase, in the aggregate, $885,000 worth of stock or approximately 5.0% of the common stock offered at the maximum of the offering range.

MUST I PAY A COMMISSION?

No. You will not be charged a commission or fee on the purchase of common stock in the subscription offering.

SHOULD I VOTE TO APPROVE THE PLAN OF REORGANIZATION AND STOCK OFFERING?

Yes. Your “YES” vote is very important! Not voting will have the same effect as voting against the Plan of Reorganization and Stock Offering.

PLEASE VOTE, SIGN AND RETURN ALL PROXY CARDS!

WHY DID I GET SEVERAL PROXY CARDS?

If you have more than one account, you could receive more than one proxy card, depending on the ownership structure of your accounts. Please vote all of your proxy cards.

HOW MANY VOTES DO I HAVE?

Your proxy card(s) show(s) the number of votes you have. Every depositor is entitled to cast one vote for each $100 on deposit as of the voting record date, up to 1,000 votes.

MAY I VOTE IN PERSON AT THE SPECIAL MEETING?

Yes, but we would still like you to sign and mail your proxy today. If you decide to revoke your proxy, you may do so at any time before such proxy is exercised by executing and delivering a later dated proxy or by giving notice of revocation in writing or by voting in person at the special meeting. Attendance at the special meeting will not, of itself, revoke a proxy.

STOCK INFORMATION CENTER

For additional information you may visit or call our stock information center Monday through Friday from 9:00 a.m. to 4:30 p.m., located in The LaPorte Savings Bank’s office at 710 Indiana Avenue, LaPorte, Indiana 46350.

(            )             -

August     , 2007

Dear Depositor:

We are pleased to announce that The LaPorte Savings Bank is acquiring City Savings Financial Corporation and its wholly owned subsidiary, City Savings Bank and reorganizing into the mutual holding company structure. In connection with the reorganization, LaPorte Bancorp, Inc., a newly-formed mid-tier holding company for The LaPorte Savings Bank, is offering common stock in a subscription and community offering to certain depositors of The LaPorte Savings Bank and an employee stock ownership plan established by The LaPorte Savings Bank pursuant to a Plan of Reorganization and Stock Offering.

To accomplish the reorganization, acquisition and stock offering, we need your participation in an important vote. Enclosed is a proxy statement describing the reorganization, acquisition and stock offering and your voting and subscription rights. YOUR VOTE IS VERY IMPORTANT.

Enclosed, as part of the proxy materials, is your proxy card, the detachable section on top of the order form bearing your name and address. This proxy card should be signed and returned to us prior to the Special Meeting of Depositors to be held on September __, 2007. Please take a moment now to sign the enclosed proxy card and return it to us in the postage-paid envelope provided. FAILURE TO VOTE HAS THE SAME EFFECT AS VOTING AGAINST THE REORGANIZATION AND STOCK OFFERING.

The Board of Trustees believes the reorganization, acquisiton and stock offering will offer a number of advantages, such as an opportunity for depositors of The LaPorte Savings Bank to become shareholders of LaPorte Bancorp, Inc. Please remember:

•	Your deposit accounts will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation (“FDIC”).

•	There will be no change in the balance, interest rate or maturity of any deposit account or loan because of the reorganization and stock offering.

•	Depositors have a right, but not an obligation, to buy LaPorte Bancorp, Inc. common stock and may do so without the payment of a commission or fee before it is offered to the general public.

•	Like all stock, shares of LaPorte Bancorp, Inc. common stock issued in this offering will not be insured by the FDIC.

Enclosed is a prospectus containing a complete discussion of the stock offering. We urge you to read this material carefully. If you are interested in purchasing the common stock of LaPorte Bancorp, Inc., you must submit your Stock Order and Certification Form and payment prior to 12:00 Noon, Central time, on September     , 2007.

If you have additional questions regarding the offering, please call us at (            )         -            , Monday through Friday, 9:00 a.m. to 4:30 p.m., or stop by our Stock Information Center located at 710 Indiana Avenue, LaPorte, Indiana 46350.

Sincerely,

Lee A. Brady

President and Chief Executive Officer

The shares of common stock being offered are not deposits or accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

What Investors Need to Know:

Key concepts for investors to bear in mind when considering whether to participate in a reorganization or conversion offering, or a stock offering by a subsidiary of a mutual holding company, include the following:

•

Know the Rules. By law, accountholders cannot sell or transfer their priority subscription rights, or the stock itself, prior to the completion of a financial institution’s reorganization or conversion. Moreover, accountholders cannot enter into agreements or arrangements to sell or transfer either their subscription rights or the underlying conversion stock.

•

“Neither a Borrower nor a Lender Be.” If someone offers to lend you money so that you can participate or participate more fully in a reorganization or conversion, be extremely wary. Be even more wary if the source of the money is someone you do not know. The loan agreement may make you unable to certify truthfully that you are the true holder of the subscription rights and the true purchaser of the stock and that you have no agreements regarding the sale or transfer of the stock.

•

Watch Out for Opportunists. The opportunist may tell you that he or she is a lawyer, a consultant or a professional investor or some similarly impressive tale, who has experience with similar mutual reorganization or conversion transactions. The opportunist may go to extreme lengths to assure you that the arrangement you are entering into is legitimate. They might tell you that they have done scores of these transactions and that this is simply how they work. Or they might downplay the warnings or restrictions in the prospectus or order form, telling you that “everyone” enters into such agreements or that the deal they are offering is legitimate. They may also tell you that you have no risk in the transaction. The cold, hard truth is that these are lies, and if you participate, you are breaking the law.

•

Get the Facts from the Source. If you have any questions about the securities offering, ask the savings bank or savings association for more information. If you have any doubts about a transaction proposed to you by someone else, ask the financial institution whether the proposed arrangement is proper. You may be able to find helpful resources on the institution’s website or by visiting a branch office.

The bottom line for investors is always to remember that if an opportunity sounds too good to be true, it probably is too good to be true.

Read This First

Office of Thrift Supervision Guidance for Accountholders

Your financial institution is in the process of selling stock to the public, in either a mutual-to-stock conversion or a stock offering by a subsidiary of a mutual holding company. As an accountholder at this institution, you have certain priority subscription rights to purchase stock in the offering. These priority subscription rights are non-transferable. If you subscribe for stock, you will be asked to sign a statement that the purchase is for your own account, and that you have no agreement or understanding regarding the subsequent sale or transfer of any shares you receive.

On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on the understanding that the shares will subsequently be transferred to others. Such arrangements violate federal regulations. If you participate in these schemes, you are breaking the law and may be subject to prosecution. If someone attempts to persuade you to participate in such a scheme, please contact Office of Thrift Supervision (OTS) at (202) 906-6202. OTS is very interested in ensuring that the prohibitions on transfer of subscription rights are not violated.

How will you know if you are being approached illegally? Typically, a fraudulent opportunist will approach you and offer to “loan” you money to purchase a significant amount of stock in the offering. In exchange for that “loan” you most likely will be asked either to transfer control of any stock purchased with that money to an account the other person controls, or sell the stock and give the majority of the profits to the other person. You may be told, untruthfully, that there is no risk to you, that the practice is common, and even if you are caught, that your legal expenses will be covered.

On the back of this page is a list of some key concepts that you should keep in mind when considering whether to participate in a mutual-to-stock conversion or stock offering by a mutual holding company subsidiary. If you have questions, please contact the stock information center listed elsewhere in the literature you are receiving. Alternatively, you can contact us at: ombudsman@ots.treas.gov.

                         , 2007

To Depositors and Friends

Of The LaPorte Savings Bank

Keefe, Bruyette & Woods, Inc., a member of the National Association of Securities Dealers, Inc., is assisting The LaPorte Savings Bank in reorganizing into the mutual holding company structure. In connection with the Reorganization, LaPorte Bancorp, Inc., the newly-formed mid-tier holding company for The LaPorte Savings Bank, is offering common stock in a subscription and community offering to certain depositors of The LaPorte Savings Bank and an employee stock ownership plan established by The LaPorte Savings Bank pursuant to a Plan of Reorganization and Stock Offering. In addition to the shares we are offering to the public in our initial public offering, LaPorte Bancorp, Inc. will also issue 961,967 shares of its common stock to shareholders of City Savings Financial Corporation in connection with the merger of City Savings Financial Corporation with and into LaPorte Bancorp, Inc. and its wholly owned subsidiary, City Savings Bank with and into The LaPorte Savings Bank.

At the request of LaPorte Bancorp, Inc., we are enclosing materials explaining this process and your options, including an opportunity to invest in shares of LaPorte Bancorp, Inc. common stock until 12:00 Noon, Central Time, on                          , 2007. Please read the enclosed offering materials carefully, including the Prospectus, for a complete description of the stock offering.

If you have any questions, please visit our Stock Information Center located at 710 Indiana Avenue, LaPorte, Indiana 46350, Monday through Friday from 9:00 a.m. to 4:30 p.m., or feel free to call the Stock Information Center at (            )         -            .

Very truly yours,

Keefe, Bruyette & Woods, Inc.

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

{logo} The LaPorte Savings Bank

September     , 2007

Dear Valued Depositor of The LaPorte Savings Bank:

We recently forwarded you a proxy statement and related materials regarding a proposal to reorganize The LaPorte Savings Bank into the mutual holding company structure. This reorganization will allow us to operate in essentially the same manner as we currently operate, but provide us with the flexibility to acquire City Savings Financial Corporation, and its wholly owned subsidiary City Savings Bank. In addition such reorganization will allow us to add capital and grow.

As of today, your vote on our Reorganization and Stock Offering has not yet been received. Your Board of Trustees unanimously recommends a vote “FOR” the Reorganization and Stock Offering. If you mailed your proxy card, please accept our thanks and disregard this request.

We would sincerely appreciate you signing the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope or dropping it off at any of The LaPorte Savings Bank’s branch offices. Our meeting on September     th is fast approaching and we would like to receive your vote as soon as possible.

Voting FOR the reorganization and stock offering does not affect the terms or insurance on your accounts. For further information call our Stock Information Center at (            )         -            .

Best regards and thank you,

Lee A. Brady

President and Chief Executive Officer

The shares of common stock being offered are not deposits or accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

                    , 2007

Dear Prospective Investor:

We are pleased to announce that The LaPorte Savings Bank is acquiring City Savings Financial Corporation, and its wholly owned subsidiary City Savings Bank and reorganizing into the mutual holding company structure. In connection with the reorganization and acquisition, LaPorte Bancorp, Inc., a newly-formed mid-tier holding company for The LaPorte Savings Bank, is offering common stock in a subscription and community offering to certain members of The LaPorte Savings Bank and an employee stock ownership plan established by The LaPorte Savings Bank pursuant to a Plan of Reorganization and Stock Offering.

You should be aware that, like all stock, shares of LaPorte Bancorp, Inc. common stock are not insured by the FDIC.

Enclosed is a prospectus that discusses the stock offering. We urge you to read this document carefully. If you are interested in purchasing the common stock of LaPorte Bancorp, Inc., you must submit your Stock Order and Certification Form and payment prior to 12:00 Noon, Central Time, on September     , 2007.

If you have any questions, please visit our Stock Information Center located at 710 Indiana Avenue, LaPorte, Indiana 46350, Monday through Friday from 9:00 a.m. to 4:30 p.m., or feel free to call the Stock Information Center at (            )         -            .

Sincerely,

Lee A. Brady

President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

                    , 2007

Dear Depositors and Friends:

We are pleased to announce that The LaPorte Savings Bank is acquiring City Savings Financial Corporation, and its wholly owned subsidiary City Savings Bank and reorganizing into the mutual holding company structure. In connection with the reorganization and acquisition, LaPorte Bancorp, Inc., a newly-formed mid-tier holding company for The LaPorte Savings Bank, is offering common stock in a subscription and community offering to certain depositors of The LaPorte Savings Bank and an employee stock ownership plan established by The LaPorte Savings Bank pursuant to a Plan of Reorganization and Stock Offering.

You should be aware that:

•	Deposit accounts at The LaPorte Savings Bank will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation.

•	The stock offering will not cause a change in the balance, interest rate or maturity of any deposit account or loan with The LaPorte Savings Bank.

•	You have a right to order shares in the stock offering, but you are not obligated to buy any stock of LaPorte Bancorp, Inc.

•	Like all stock, shares of LaPorte Bancorp, Inc. common stock are not insured by the FDIC.

Enclosed is a prospectus that discusses the stock offering. We urge you to read this document carefully. If you are interested in purchasing shares of the common stock of LaPorte Bancorp, Inc., you must submit your Stock Order and Certification Form and payment prior to 12:00 Noon, Central Time, on September     , 2007.

If you have any questions, please visit our Stock Information Center located at 710 Indiana Avenue, LaPorte, Indiana 46350, Monday through Friday from 9:00 a.m. to 4:30 p.m., or feel free to call the Stock Information Center at (            )         -            .

Sincerely,

Lee A. Brady

President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

PROXY GRAM

PLEASE VOTE TODAY...

We recently sent you a proxy statement and related materials regarding a proposal to reorganize The LaPorte Savings Bank into the mutual holding company structure and stock offering.

Your vote on the Reorganization and Stock Offering has not yet been received.

Voting for the Reorganization and Stock Offering does not obligate you to purchase stock and will not affect your accounts or FDIC Insurance.

Not Returning Your Proxy Cards has the Same Effect as Voting “Against” the Reorganization and Stock Offering… and

Your Board of Trustees Unanimously Recommends a Vote “FOR” the Reorganization and Stock Offering.

Your Vote Is Important To Us!

Please sign the enclosed proxy card and return it in the postage-paid envelope provided TODAY! If you received more than one proxy card, please be sure to sign and return all cards you received.

Thank you,

Lee A. Brady

President and Chief Executive Officer

The LaPorte Savings Bank

LaPorte, Indiana

If you have already mailed your proxy card(s), please accept our thanks and disregard this notice.

For further information call () -.

The shares of common stock being offered are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

PROXY GRAM II

PLEASE VOTE TODAY...

We recently sent you a proxy statement and related materials regarding a proposal to reorganize The LaPorte Savings Bank into the mutual holding company structure and stock offering.

Your vote on the Reorganization and Stock Offering has not yet been received.

Voting for the Reorganization and Stock Offering does not obligate you to purchase stock and will not affect your accounts or FDIC Insurance.

Not Returning Your Proxy Cards has the Same Effect as Voting “Against” the Reorganization and Stock Offering… and

Your Board of Trustees Unanimously Recommends a Vote “FOR” the Reorganization and Stock Offering.

Our Reasons for the Reorganization

Under a Mutual Holding Company structure we will be able to:

- Issue stock and raise capital to provide the stock and funds necessary to acquire City Savings Financial and City Savings Bank.

- Support future expansion through branching and possibly additional acquisitions.

- Enhance earnings through investing and leveraging the proceeds, through the acquisition of City Savings Financial, as well as traditional funding and lending activities.

-Implement equity compensation plans to retain and attract qualified directors, officers and staff and to enhance our current compensation programs.

Your Vote Is Important To Us!

Please sign the enclosed proxy card and return it in the postage-paid envelope provided TODAY! If you received more than one proxy card, please be sure to sign and return all cards you received.

Thank you,

Lee A. Brady

President and Chief Executive Officer

The LaPorte Savings Bank

LaPorte, Indiana

If you have already mailed your proxy card(s), please accept our thanks and disregard this notice.

For further information call () -

The shares of common stock being offered are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.